Exhibit 10.10

AGREEMENT AND PLAN OF MERGER

among

TRUCKING INVESTMENT CO. INC., US 1

MERGER CORP., US 1 INDUSTRIES, INC.

and THE CONTRIBUTING

SHAREHOLDERS Dated as of February 18,

2011

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	41
Affiliates	41
Agreement	2
Business Day	41
Certificate of Merger	2
Certificates	4
Change of Recommendation	23
Change of Recommendation Notice	23
Code	8
Company	1
Company Acquisition Proposal	43
Company Material Adverse Effect	43
Company Meeting	24
Company Preferred Stock	9
Company SEC Documents	12
Contracts	44
Dissenting Shareholder	5
Dissenting Shares	5
Effective Time	3
End Date	36
Environmental Claim	15
Environmental Laws	15
Equity Rollover Commitments	1
Exchange Act	11
Exchange Fund	6
GAAP	44
Governing Documents	44
Governmental Authorization	44
Governmental Entity	45
IBCL	1
Knowledge	45
Known	45
Law	45
Laws	45
Lien	45
Material Contracts	11
Merger	2
Merger Consideration	4
Merger Sub	1
Order	45
Parent	1
Parent Material Adverse Effect	45
Parties	1
Party	1

Paying Agent	6
Person	46
Proxy Statement	13
real property	46
Recommendation	10
Representatives	22
Schedule 13E-3	13
SEC	12
SEC Filings	13
Securities Act	11
Share	4
Special Committee	1
Subsidiaries	46
Subsidiary	46
Superior Proposal	46
Surviving Corporation	1
Termination Date	21
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 18, 2011 (this “Agreement”), is made and entered into among Trucking Investment Co. Inc., an Indiana corporation (“Parent”), US 1 Merger Corp., an Indiana corporation and wholly-owned subsidiary of Parent (“Merger Sub”), US 1 Industries, Inc., an Indiana corporation (the “Company”), Harold
E. Antonson (“Antonson”) and Michael E. Kibler (“Kibler,” and together with Antonson, the “Contributing Shareholders”). Capitalized terms used herein shall have the respective meanings assigned to such terms in the text of this Agreement or in Article IX, and the locations of such definitions are referenced in the Index of Defined Terms hereof. The parties to this Agreement are each a “Party” and together are the “Parties.”

WITNESSETH

WHEREAS, concurrently with the execution and delivery of this Agreement, the Contributing Shareholders have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which the Contributing Shareholders have agreed, subject to the terms and conditions of the Voting Agreement, to vote in favor of the adoption of this Agreement and to take, or refrain from taking, certain other actions;

WHEREAS, immediately prior to the Effective Time, the Contributing Shareholders will enter into a Contribution Agreement, substantially in the form of Exhibit B hereto (the “Contribution Agreement”), pursuant to which each Contributing Shareholder will contribute to Parent immediately prior to the Effective Time the number of shares of Company Common Stock set forth in the Contribution Agreement in exchange for equity interests in Parent, such shares being all of the shares of Company stock owned by the Contributing Shareholders, and as a result of such contributions, Parent will beneficially own approximately 53% of the outstanding shares of Company Common Stock;

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), pursuant to which, in accordance with the terms and subject to the conditions set forth in this Agreement, each outstanding share of common stock, no par value per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive the Merger Consideration, except for (i) shares of the Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub and (ii) shares of the Company Common Stock held by holders who comply with the relevant provisions of the Indiana Business Corporation Law (the “IBCL”) regarding the rights of shareholders to dissent from the Merger and require appraisal of their shares;

WHEREAS, the board of directors of the Company, based on the unanimous recommendation of the special committee thereof consisting solely of independent and disinterested directors of the Company (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than the Contributing Shareholders), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the respective boards of directors of Parent and Merger Sub have approved and adopted this Agreement and determined that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective corporations; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the IBCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under the Laws of the State of Indiana as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable after all of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the Party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the Parties (the “Closing Date”). The Closing shall take place at the offices of Troutman Sanders, LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308, or at such other place as agreed to by the Parties hereto; provided, however, the parties agree that they will endeavor to close the transaction, to the extent reasonably practicable, by facsimile, electronic document and funds transfer, courier and similar modes of communication without the necessity of personal attendance of the parties’ respective signatories and representatives.

Section 1.03 Effective Time. On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing the articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana in accordance with the relevant provisions of the IBCL and shall make such other filings or recordings required under the IBCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Indiana, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the IBCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the IBCL.

Section 1.05 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time and without further action, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the IBCL; and
(b) At the Effective time and without further action, the Bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the IBCL.

Section 1.06 Directors and Officers of Surviving Corporation. From and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the terms of the Governing Documents of the Surviving Corporation and the IBCL.

Section 1.07 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either or both of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any securities of the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time (including shares acquired by Parent immediately prior to the Effective Time pursuant to the Contribution Agreement) shall automatically be cancelled, and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect therefor.

(b) Conversion of Company Common Stock. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each a “Share”) (other than shares cancelled pursuant to Section 2.01(a) and Dissenting Shares), being rounded, if necessary, up or down to the nearest whole share, shall be converted into the right to receive $1.43 in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.01(b) shall automatically be cancelled and shall cease to exist and the holders of certificates (the “Certificates”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration, upon surrender of such Certificates in accordance with Section 2.02.

(c) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the only holder of all of the issued and outstanding common stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration as provided in Section 2.01(b) and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such change (including to provide holders of Shares the same economic effect as contemplated by this Agreement prior to such transaction); provided, however, that nothing in this Section 2.01(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Shares of Dissenting Shareholders.

(i) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person who has not voted in favor of or consented to the adoption of this Agreement and is otherwise entitled to demand and properly demands appraisal and has otherwise complied with all the provisions of Section 23-1-44 of the IBCL concerning dissenters’ rights (such Person being referred to as a “Dissenting Shareholder” and such Shares being referred to as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(b), but shall become converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 23-1-44 of the IBCL; provided, however, if such Dissenting Shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the IBCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest, in accordance with the provisions of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 23-1-44 of the IBCL and as provided in the previous sentence. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation.

(ii) The Company shall give Parent prompt notice of any demands received by the Company for dissenters’ rights of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 23-1-44 of the IBCL, and Parent shall have the right (and the Company shall provide Parent with the opportunity) to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(f) Options. At the Effective Time and without further action, each outstanding qualified or nonqualified option to purchase Company Common Stock under any employee share option or compensation plan, agreement or arrangement of the Company (the “Company Stock Options”) shall become fully exercisable and vested and shall, by virtue of the Merger and without any further action, be cancelled and only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, a cash payment, less any applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (the “Option Consideration”). The Company shall take all necessary and appropriate actions so that all Company Stock Options with an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration, shall be cancelled at the Effective Time without any cash payment being made in respect thereof and without any other consideration.

Section 2.02 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a Paying Agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration and Option Consideration as provided in Section 2.01(b) and Section 2.01(f). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of holders of Company Common Stock (other than the holders of shares of Company Common Stock that are to be cancelled as described in Section 2.01(a)), cash amounts in immediately available funds constituting an amount equal to the sum of the aggregate amount of the Merger Consideration and the Option Consideration (exclusive of any amounts in respect of Dissenting Shares and Company Common Stock to be cancelled pursuant to Section 2.01(a)) (such amount as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(b) and Section 2.01(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock (other than the holders of shares of Company Common Stock that are to be cancelled as described in Section 2.01(a)), and (ii) applied promptly to making the payments pursuant to Section 2.02(b). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Corporation.

(b) Procedures for Certificates; Surrender of Shares. Promptly after the Effective Time (but in any event not later than the second (2nd) Business Day after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 2.01: (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.03) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by the Surviving Corporation, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor Merger Consideration payable in respect of the Company Common Stock, previously represented by such Certificate pursuant to the provisions of this Article II, to be mailed as promptly as possible and in any event no later than three (3) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) or otherwise be in proper form for transfer and the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate (other than Shares cancelled pursuant to Section 2.01(a) and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on the Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled. If any Certificates shall not have been surrendered prior to twelve (12) months after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, subject to any and all claims or interest of any Person previously entitled thereto.

(d) No Liability. None of the Parties, the Surviving Corporation or the Paying Agent, and none of their respective employees, officers, directors, shareholders, partners, members, agents or Affiliates, shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) any gain or loss from such investment shall not affect the amounts payable to the shareholders of the Company pursuant to this Article II;
(ii) no such investment shall relieve Parent or the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and following any losses to the Exchange Fund Parent or the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock (other than the holders of shares of Company Common Stock that are to be cancelled as described in Section 2.01(a)) in the amount of such losses; and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation.

(f) Withholding. The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable under this Agreement to any Person such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment, including, to the extent applicable, any payment pursuant to Section 5.14. Except as otherwise provided in Section 5.14, to the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made.

(g) No Further Ownership Rights. All Merger Consideration paid upon the surrender of Shares (or affidavits of loss in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

Section 2.03 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.04 Transfers; No Further Ownership Rights. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration provided under this Article II. The Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Stock (or affidavit of loss in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock exchanged theretofore and represented by such Certificates. The Option Consideration paid with respect to Company Stock Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the cancelled Company Stock Options, and on and after the Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Consideration as provided in Section 2.01(f).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in Company SEC Documents, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries; Authority.

(a) The Company is duly organized and validly existing under the State of Indiana. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and, if applicable, is in good standing as a foreign corporation (or other entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation (or other entity) would not, individually or in the aggregate, have a Company Material Adverse Effect. The Governing Documents of the Company and each of its Subsidiaries are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of its Governing Documents.

Section 3.02 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, no par value per share, of the Company (the “Company Common Stock”). As of the close of business on February 17, 2011, 14,838,657 shares of Company Common Stock were issued and outstanding and (ii) Company Stock Options entitling the owners thereof to purchase 300,000 shares of Company Common Stock were outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive or similar rights and have not been issued in violation of any federal or state security laws. No Subsidiary of the Company owns any Company Common Stock.

(b) Except as set forth in subsection (a) above, as of the date hereof, (i) the Company does not have any shares of its capital stock issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, stock-based performance units or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (2) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote).

(d) Other than this Agreement and the Voting Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration, redemption, repurchase or disposition of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Section 3.03 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Merger Approval, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and, except for the Merger Approval and the filing of the Articles of Merger with the Secretary of State of the State of Indiana, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and determined that such transactions are in the best interests of the Company and its shareholders (other than the holders of shares of Company Common Stock that are to be cancelled as described in Section 2.01(a)). Subject to Section 5.02(c) and Section 5.03, the board of directors of the Company, based on the unanimous recommendation of the Special Committee, has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) duly and validly approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) determined that the terms of this Agreement are in the best interests of, the Company and its shareholders, and (iii) recommended in accordance with the IBCL that the Company’s shareholders vote in favor of adoption of this Agreement (the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, Merger Sub and the Contributing Shareholders, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exemptions.

(b) The execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby, and the consummation by the Company of the transactions contemplated hereby, will not require any consent, approval, authorization or permit of, filing with or notification to, any Governmental Entity, except for:

(i) applicable requirements, if any, of (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of a proxy statement (as amended or supplemented from time to time); (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) state securities or “blue sky” Laws and (D) state Takeover Laws;

(ii) obtaining the Merger Approval;

(iii) filing of the Articles of Merger with the Secretary of State of the State of Indiana as required by the IBCL; and

(iv) such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation or breach of any of the terms or requirements of any provision of the Governing Documents of the Company or any of its Subsidiaries;

(ii) assuming receipt of the consents, approvals and authorizations specified in Section 3.03(b), contravene, conflict with or result in a violation or breach of (x) any of the terms or requirements, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any Law or Order to which the Company or any of its Subsidiaries may be subject, or (y) any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization;

(iii) assuming receipt of the consent of the Company’s primary lender result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration of the maturity or performance of or payment under any Company Material Contract; or

(iv) result in the imposition or creation of any material Lien upon or with respect to any of the assets of the Company or any of its Subsidiaries, other than, in the case of Sections 3.03(c)(ii), (iii), or (iv), any such conflicts, breaches, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.04 SEC Reports and Financial Statements.

(a) The Company and its Subsidiaries have timely filed all forms, documents, statements and reports required to be filed by them with the Securities and Exchange Commission (the “SEC”) since December 31, 2008 (the forms, documents, statements and reports filed with the SEC since December 31, 2008, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, the Company SEC Documents, including all schedules included or documents incorporated by reference therein, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of the filing with the SEC, none of the Company SEC Documents so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later filed Company SEC Document. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto). The financial statements (including all related notes and schedules) of the Company and its Subsidiaries have been derived from the accounting books and records of the Company and its Subsidiaries and were prepared in all material respects in conformity with GAAP, except, in the case of the unaudited statements, as permitted by the SEC, applied on a consistent basis during the periods involved, except as may be expressly indicated therein or in the notes thereto.

Section 3.05 Absence of Certain Changes or Events. Other than as set forth in the Company SEC Documents, from September 30, 2010 to the date hereof, except as otherwise permitted by this Agreement or in connection with the transactions contemplated hereby, (a) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been any fact, change, effect, occurrence, event, development or state of circumstances that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 Proxy Statement; Other Information. None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) and any other document filed with the SEC by the Company in connection with the Merger (collectively, with any amendments or supplements to any of the foregoing, the “SEC Filings”) will, (i) at the time of the mailing to the shareholders of the Company, (ii) at the time of the Company Meeting, (iii) at the time of any amendments of or supplements to the SEC Filings and (iv) as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by any of the Contributing Shareholders, Parent, Merger Sub or any Affiliate (excluding the Company) of the Contributing Shareholders, Parent or Merger Sub for inclusion in such SEC Filings. The SEC Filings made by the Company will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. The letter to shareholders, notice of meeting, proxy statement/prospectus, forms of proxy and any other soliciting materials to be distributed to the shareholders of the Company or to be filed with the SEC in connection with the Merger and the transactions contemplated thereby or in connection with seeking the adoption of this Agreement and the consummation of the transactions contemplated hereby, as amended or supplemented from time to time, are collectively referred to herein as the “Proxy Statement.”

Section 3.07 Shareholder Approval. Assuming the accuracy of the representations and warranties contained in Section 4.06, and notwithstanding Section 6.01(a), the only vote or other approvals of shareholders of the Company required under the IBCL and the Company’s Governing Documents in order for the Company to validly perform its obligations under this Agreement is the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Company Common Stock.

Section 3.08 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local, provincial and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.06(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.06(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete in all material respects and have been completed in accordance with applicable Laws and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Return. To the Knowledge of the Company, no material claim has ever been asserted in writing by any Governmental Entity to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes. There are no liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax other than as part of a routine examination.

(iii) No audit or other examination of any material Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(iv) No adjustment relating to any material Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

Section 3.09 Title to Property.

(a) Properties. Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries owns any material Real Property. All Real Property leases (“Lease Documents”) are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Knowledge of the Company, and third Person under any of the Lease Documents, in each case subject to the Enforceability Exemptions.

(b) Valid Title. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the most recent balance sheet of the Company contained in the Company SEC Documents (the “Company Balance Sheet”), free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

Section 3.10 Environmental Laws and Regulations.

(a) The Company is and always has been in substantial compliance with all applicable Laws (including common law) and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) The Company has not received written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or material non-compliance with any Environmental Law (an “Environmental Claim”).

(c) There have been no releases or offsite shipments from any property ever owned by the Company of any hazardous, toxic or radioactive material, substance or wastes defined or regulated as such under the Environmental Law that would be reasonably likely to result in an Environmental Claim.

(d) To the Knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with the compliance with all Environmental Laws by the Company in the future.

(e) There are no Environmental Claims that are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

Section 3.11 Intellectual Property.

(a) To the Knowledge of the Company, the Company or its Subsidiaries own, and/or are licensed or otherwise possess rights to use the entire right, title and interest to: (i) all patents and patent applications existing, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software; (iii) trade secrets, including confidential and other non-public information; (iv) writings, designs, copyrights, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights;
(vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights (collectively, the “Company Intellectual Property”), that are used in the businesses of the Company and its Subsidiaries as currently conducted; other than, in each of (i) through (vii) we would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, there are no infringements of any Company Intellectual Property by any third party and the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe in any material respect any proprietary right of a third party. There are no actions pending or, to the Knowledge of the Company, threatened that assert the invalidity, misuse, infringement or unenforceability of any of the Company Intellectual Property.

Section 3.12 Litigation. Except as set forth in the Company SEC Documents, there is (i) no material action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible), and (ii) no investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There is no material action, suit, proceeding, arbitration or, to the Knowledge of the Company, investigation involving the Company, which the Company presently intends to initiate.

Section 3.13 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation or default of any Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected, other than such violations or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Opinion of Financial Advisor. The Special Committee has received the opinion of Cambridge Partners & Associates, Inc., dated as of September 16, 2010, to the effect that, as of such date, and subject to various assumptions, qualifications and limitations, the Merger Consideration to be received by the holders of Company Common Stock other than Parent and Merger Sub and their respective affiliates in the Merger pursuant to this Agreement is fair, from a financial point of view, to such shareholders, a signed copy of which opinion has been or will promptly be provided to Parent solely for informational purposes after receipt thereof by the Company.

Section 3.15 Charter and Bylaw Provisions; Takeover Statutes. The Company has taken or will take all necessary actions so that this Agreement and the transactions contemplated herby are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of the IBCL (“Takeover Laws”) applicable to the Company or any Company Subsidiary.

Section 3.16 Transactions with Affiliates. Except as disclosed in the Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17 Finders or Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.18 Employee Benefit Plans and Compensation. The Company does not have any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or any “specified fringe benefit plans” (as defined in Section 6039D of the Code (collectively, the “Plans”). Neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of its Subsidiaries; or (ii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of its Subsidiaries.

Section 3.19 Insurance. The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof and all such policies are in full force and effect. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 3.20 Contracts. All “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (“Company Material Contract”) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.21 No Other Representations or Warranties. The Company acknowledges that each of Parent and Merger Sub makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization; Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, if applicable, is in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Governing Documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect, and neither Parent nor Merger Sub is in violation of its Governing Documents.

Section 4.02 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Financing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Financing, have been duly and validly authorized by the boards of directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by the Enforceability Exemptions.

(b) Other than in connection with or in compliance with (i) the IBCL and (ii) the applicable requirements of the Securities Act and Exchange Act and any related filings or approvals under applicable state securities Laws, no authorization, consent, approval or order of, or filing with, or notification to, any Governmental Entity is necessary in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any breach or violation of, or default under (with or without notice or lapse of time, or both), require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any Contract binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties, assets or rights of Parent or Merger Sub (except for Liens created in connection with the Financing), (ii) conflict with or result in any violation of any provision of the Governing Documents of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.03 Proxy Statement; Other Information. None of the information supplied or to be supplied by the Contributing Shareholders, Parent, Merger Sub or any Affiliate of the Contributing Shareholders, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3, and any other document filed with the SEC by the Company in connection with the Merger will, (i) at the time of the mailing of the Proxy Statement to the shareholders of the Company, (ii) at the time of the Company Meeting, (iii) at the time of any amendments of or supplements to the SEC Filings and (iv) as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent or Merger Sub with respect to information supplied by or related to or the sufficiency of disclosures related to, the Company or any Affiliate of the Company (other than the Contributing Shareholders, Parent or Merger Sub). The SEC Filings made by Parent will, with respect to matters relating to the Contributing Shareholders, Parent or Merger Sub, comply in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

Section 4.04 Contribution Agreement. Except as expressly provided in the Contribution Agreement, there are no conditions precedent to the respective obligations of the Contributing Shareholders thereunder.

Section 4.05 Ownership and Operations of Merger Sub; Lack of Certain Arrangements.

(a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.
(b) Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.06 Finders or Brokers. None of Parent, Merger Sub, the Contributing Shareholders or any of their respective Affiliates, other than the Company, has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who, if the Merger is not consummated, might be entitled to any fee or any commission from the Company.

Section 4.07 Takeover Laws. This Agreement and the transactions contemplated by this Agreement are not subject to the requirements of any Takeover Laws applicable to Parent, Merger Sub, or any other Parent Subsidiary.

Section 4.08 Solvency of the Surviving Corporation. Immediately after giving effect to the Merger, the Financing and the other transactions contemplated by this Agreement to occur on the Closing Date: (a) the Surviving Corporation (on a consolidated basis with the Subsidiaries of the Company) will be able to pay its debts as they become absolute and mature, (b) the then present salable value of the assets of the Surviving Corporation (on a consolidated basis with the Subsidiaries of the Company) will exceed the amount that will be required to pay the probable liability of its debts and other liabilities (including contingent liabilities) as they become absolute and mature, (c) the assets of the Surviving Corporation (on a consolidated basis with the Subsidiaries of the Company), in each case at a fair valuation, will exceed its debts (including contingent liabilities), and (d) the Surviving Corporation (on a consolidated basis with the Subsidiaries of the Company) will not have unreasonably small capital to carry on its business, either (i) as then conducted or (ii) as contemplated by Parent and/or the Contributing Shareholders to be conducted following the Closing Date. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

Section 4.09 No Other Representations. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.01 Conduct of Business.

(a) From and after the date hereof and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent, which may not be unreasonably withheld, conditioned or delayed or (iii) as expressly contemplated, required or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course consistent with past practices, and (B) use reasonable best efforts to maintain and preserve intact its business organization, assets and goodwill and relationships with customers, suppliers and others having business dealings with it and to maintain its current rights and franchises and retain the services of its key officers and key employees.

(b) Without limiting the generality of the foregoing, the Company agrees with Parent that between the date hereof and the earlier of the Effective Time or the Termination Date, except as otherwise expressly contemplated, required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which may not be unreasonably withheld, conditioned or delayed:

(i) adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or otherwise amend the terms of its capital stock or other equity interests;

(ii) merge or consolidate the Company or its Subsidiaries with any Person;

(iii) except for purchases of shares of capital stock or other equity interests in the ordinary course of business from departing employees, make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests;

(iv) issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests;

(v) enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the capital stock of the Company;

(vi) purchase, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien or otherwise dispose of, in whole or in part, any properties, rights or assets having a value in excess of $100,000 individually or $500,000 in the aggregate, other than in the ordinary course of business; or

(vii) authorize, agree or commit to do any of the foregoing.

(c) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, no Party shall take any action which is intended to or which would reasonably be expected to (A) materially adversely affect or materially delay the ability of such Party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or (B) otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.

Section 5.02 Solicitation.

(a) The Company, its Subsidiaries, and their respective officers, directors, employees, financial and other advisors, accountants, counsel, agents and representatives (including advisors, agents and representatives of the Special Committee) (“Representatives”) shall not directly or indirectly (i) initiate, solicit, or knowingly encourage any inquiries or the making of any proposals or offers that constitute or may reasonably be expected to lead to any Company Acquisition Proposal or (ii) enter into or engage in any negotiations or discussions concerning a Company Acquisition Proposal (other than to state only that they are not permitted to have discussions) or otherwise cooperate with, assist, participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or provide access to its properties, books and records or any confidential information or data to any Person relating to a Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 5.02(a), in the event that, prior to obtaining the Merger Approval, (i) the Company receives a written unsolicited Company Acquisition Proposal that the board of directors of the Company (acting through the Special Committee) believes in good faith to be bona fide, (ii) the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its outside counsel, the Special Committee determines in good faith that the failure to take such actions described below in this Section 5.02(b) could reasonably be expected to result in a breach of its fiduciary duties, then the Company may, and may permit its Representatives to, subject to compliance with this Section 5.02, furnish or cause to be furnished confidential information or data to the Person making such Company Acquisition Proposal and participate in discussions and negotiations with such Person regarding such Company Acquisition Proposal; provided that the Company (A) will not, and will not allow any Representatives to, disclose any confidential information to such Person without entering into an Acceptable Confidentiality Agreement with such Person and (B) will promptly provide or make available to Parent any confidential information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to Parent.

(c) Neither the board of directors of the Company or any committee thereof (including the Special Committee) shall directly or indirectly (i) withdraw or modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify or qualify in a manner adverse to Parent, the Recommendation, or
(ii) approve or recommend a Superior Proposal or enter into an agreement regarding a Superior Proposal (any such actions being referred to as a “Change of Recommendation”). Notwithstanding the foregoing provisions of this Section 5.02, in the event that prior to obtaining the Merger Approval, the Special Committee concludes in good faith (after consultation with outside counsel and its financial advisors) that the failure to take such actions would be reasonably expected to result in a violation of its fiduciary duties, the board of directors of the Company may effect a Change of Recommendation; provided, however, that no Change of Recommendation may be made (A) unless the Company has complied in all material respects with its obligations under this Section 5.02, (B) until after the third (3rd) Business Day following Parent’s receipt of a written notice (“Change of Recommendation Notice”) from the Company advising Parent that the board of directors of the Company intends to take such actions and specifying the material terms and conditions of any Superior Proposal that is the basis for the Change of Recommendation, it being understood and agreed that any amendment to the financial terms or and other material terms of a Superior Proposal shall require a new Change of Recommendation Notice and a new three (3) Business Day period, and (C) unless, during the three (3) Business Day period following the Company’s delivery of the Change of Recommendation Notice and prior to effecting such Change of Recommendation, the Special Committee shall have negotiated, and caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal. In determining whether to make a Change of Recommendation, the Special Committee shall take into account any changes of the terms of this Agreement proposed by Parent in response to the Change of Recommendation Notice or otherwise.

(d) The Company will, and will cause its Subsidiaries and its and their employees, agents and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent or the Contributing Shareholders with respect to any Company Acquisition Proposal. In addition, the Parent, the Contributing Shareholders and their respective employees, agents and Representatives shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than the Company with respect to any Company Acquisition Proposal, other than as are necessary or appropriate to obtain the Financing or otherwise consummate the transactions contemplated by this Agreement. The Company will use its reasonable best efforts to enforce, and will not release any third party from its obligations under, any standstill, confidentiality or similar agreement relating to a Company Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by the Company thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Within one (1) Business Day following the receipt of any Company Acquisition Proposal that constitutes or could reasonably be expected to result in a Superior Proposal, the Company will advise Parent of the substance thereof, including the identity of the Person making such Company Acquisition Proposal, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis and, in any event, within forty-eight (48) hours of the occurrence of such developments, discussions or negotiations.

(e) Nothing in this Agreement shall prevent the Company or its board of directors, acting upon the recommendation of the Special Committee, from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Company Acquisition Proposal, provided that neither the board of directors of the Company or the Special Committee may effect a Change of Recommendation unless permitted to do so under and in compliance with this Section 5.02.

(f) Any violation of the restrictions set forth in this Section 5.02 by any Representative of the Company or its Subsidiaries (other than the Contributing Shareholders) shall be deemed to be a breach of this Section 5.02 by the Company.

Section 5.03 Company Meeting; Preparation of Proxy Statement.

(a) The Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) for the purpose of having this Agreement adopted by the shareholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the date of mailing of the Proxy Statement to the shareholders of the Company, and notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to and in accordance with Section 7.01, upon the written request of Parent, this Agreement shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of adopting this Agreement. Except to the extent that the board of directors of the Company shall have effected a Change of Recommendation as permitted under Section 5.02 of this Agreement, the Company shall (i) use reasonable best efforts to solicit the adoption of this Agreement by the shareholders of the Company and (ii) include the Recommendation in the Proxy Statement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the SEC Filings so that the SEC Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and disseminated by the Company to the Company’s shareholders.

(b) In connection with the transactions contemplated hereby, Parent and the Company will (i) as promptly as reasonably practicable prepare and file with the SEC the Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such SEC filings and will provide copies of such comments to the other promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) each use its respective reasonable best efforts to have cleared and will thereafter mail to the Company’s shareholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Meeting to consummate the Merger and the transactions contemplated hereby, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Meeting, and (vi) each otherwise use reasonable best efforts to comply with all requirements of Law applicable to the filings to be made with the SEC, the Company Meeting and the Merger. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Proxy Statement, the Company, Parent and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such Party as may reasonably be requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Meeting.

Section 5.04 Employee and Section 16 Matters.

(a) As of the Effective Time, Parent shall, with respect to current employees of the Company and its Subsidiaries (the “Company Employees”) who become employees of the Surviving Corporation at the Effective Time, continue to recognize all accrued and unused vacation days, holidays, personal, sickness and other paid time off days (including banked days) that have accrued to such employees through the Effective Time, and Parent will allow such employees to take their accrued vacation days, holidays and any personal and sickness days in accordance with such policies as it may adopt after the Effective Time. Prior to the Effective Time, the board of directors of the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Stock Options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(b) The provisions of this Section 5.04 are solely for the benefit of the Parties (except for the Contributing Shareholders), and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any company benefit plan for any purpose, or shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Company Employees at any time.

Section 5.05 Appropriate Action; Consents; Filings.

(a) Subject to the terms of this Agreement, each of the Parties will use its respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions of the Merger set forth in Article VI to be satisfied, including (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such Party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.

(b) Each of the Parties will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including immediately informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between any Party and any Governmental Entity with respect to this Agreement.

Section 5.06 Takeover Laws. No Party shall take any action that would cause the Merger or the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each Party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. If any such statute or regulation becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.07 Public Announcements. Each Party shall consult with and provide each other Party reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.08 De-registration of Shares. The Company and Parent shall cooperate and use reasonable best efforts to cause the deregistration of the Shares and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.09 Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Governing Documents, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company’s Subsidiaries, from and after the Effective Time, Parent and Surviving Corporation shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Time serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; (ii) at Parent and the Surviving Corporation’s own expense and with their own counsel, defend or settle such Claim on behalf of the Indemnified Parties; provided, however, that (x) Parent and the Surviving Corporation shall keep the Indemnified Parties informed of all material developments and events relating to such Claim, (y) the Indemnified Parties shall have the right to participate, and (z) Parent and the Surviving Corporation shall not settle such Claim without the prior written consent of the Indemnified Parties; provided further however, that if there is a conflict between the Indemnified Parties, Parent and the Surviving Corporation, and counsel of Parent and the Surviving Corporation cannot represent the Indemnified Parties, then the Indemnified Parties shall have the right to be represented by a separate counsel of his or her choice, subject to the approval of the Parent and Surviving Corporation, which consent shall not be unreasonably withheld, and in which event Parent and the Surviving Corporation shall promptly pay counsel for the Indemnified Parties, including any request for advancement of expenses of up to $10,000 for Indemnified Parties; and (iii) promptly pay on behalf of the Indemnified Parties to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any D&O Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any D&O Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent ‘s or Surviving Corporation’s, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such D&O Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified). The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.09(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 5.09(a): (1) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (2) the term “D&O Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 5.09(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company’s Governing Documents (or, as applicable, the Governing Documents of any of the Company’s Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries shall be assumed by Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) From the Effective Time, the Articles of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company’s Governing Documents, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.09.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Governing Documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the IBCL or otherwise. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly reimburse all expenses, including reasonable attorneys’ fees and expenses, incurred by any Person to enforce the obligations of Parent and the Surviving Corporation under this Section 5.09.

(f) Parent shall cause Surviving Corporation to perform all of the obligations of Surviving Corporation under this Section 5.09 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving Corporation’s obligations pursuant to this Section 5.09.

(g) This Section 5.09 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.09.

Section 5.10 Financing.

(a) The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting Representatives, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the financing by Parent and Surviving Corporation, (provided that such requested cooperation does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause in and of itself any representation or warranty in this Agreement to be breached, (iii) cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or any Material Contract or (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company and its Subsidiaries upon the termination of this Agreement). Without limiting the generality of the foregoing, such cooperation shall include (i) providing Parent all reasonably requested information, including financial information, (it being understood that the Company shall have no obligation to provide audited financial statements other than those prepared in the ordinary course) and making available from time to time upon reasonable notice appropriate officers of the Company and the Subsidiaries for meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of pro forma financial statements, other financial forecasts, and other materials reasonably requested by Parent for rating agency presentations, offering documents, bank information memoranda and similar documents required in connection with the financing, provided that, any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and its Subsidiaries as the obligors, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the financing) and otherwise reasonably facilitating the pledging of collateral, (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, survey and title insurance as reasonably requested by Parent, (v) taking all other actions reasonably necessary to (A) permit the prospective lenders involved in the financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vi) using reasonable best efforts to enter into one or more credit or other agreements on terms satisfactory to Parent in connection with the financing immediately prior to the Effective Time, and (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the financing and the direct borrowing or incurrence of all of the proceeds of the financing by the Surviving Corporation immediately following the Effective Time; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability prior to the Effective Time.

(b) Parent shall use their reasonable best efforts to obtain financing on the terms and conditions that would not adversely impact, in any material respect, the ability of Parent, Merger Sub or the Contributing Shareholders to consummate the transactions contemplated hereby, including using their reasonable best efforts: (i) to negotiate definitive documentation, (ii) to satisfy all conditions applicable to Parent that are within Parent’s or the Contributing Shareholders’ control in such definitive agreements and consummate the financing at or prior to the Closing and (iii) to comply with Parent’s obligations under any financing commitment.

Section 5.11 Access; Confidentiality. Subject to applicable law and the terms of any confidentiality agreement, the Company shall (i) afford to Parent, and to Parent’s Representatives and financing sources, reasonable access during normal business hours to all of its and its Subsidiaries’ properties, Contracts, books and records and to those officers, employees and agents of the Company to whom Parent reasonably requests access, (ii) permit Parent to make copies and inspections thereof as Parent may reasonably request, and (iii) furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties, personnel and financial information as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) jeopardize the attorney-client privilege of the Company, the board of directors of the Company or any committee thereof or the Company’s Subsidiaries, or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement, provided, that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the Party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any regulatory investigation or action involving the Company or any of its Affiliates, and shall reasonably cooperate with Parent and its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

Section 5.13 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, provided, however, that nothing in this Section 5.13 shall limit any control over the Company that may be exercised by the Contributing Shareholders due to their ownership of Company Common Stock or arising out of their service as officers or directors of the Company and its Subsidiaries.

Section 5.14 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in Real Property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of the shareholders of the Company.

Section 5.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and the Financing Commitment, and neither Parent nor Merger Sub shall fail to take any action that would reasonably be expected to result in the nonfulfillment of any obligation of this Agreement.

Section 5.16 Resignation of Directors. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing of the Merger evidence reasonably satisfactory to Parent of the resignations, effective as of the Effective Time, of all directors and executive officers of the Company or any Company Subsidiary, except as otherwise agreed by Parent, and provide such directors and executive officers customary releases.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to fulfillment (or waiver by all Parties to the extent permitted by Law) at or prior to the Effective Time of the following conditions:

(a) The Company shall have obtained the affirmative vote at the Company Meeting of at least fifty-one percent (51%) of the votes entitled to be cast by the holders of the Company Common Stock (the “Merger Approval”);
(b) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits or makes illegal the consummation of the Merger; and

(c) Other than the filing of the Articles of Merger, all material consents, approvals, filings and Governmental Authorizations required for the consummation of the Merger shall have been obtained or effected.

Section 6.02 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver by the Company of the following conditions:

(a) Representations and Warranties. The representations, warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects (disregarding, for purposes of this Section 6.02(a) only, all qualifications or limitations as to “materiality, ” “Parent Material Adverse Effect” and words of similar import set forth in such representations and warranties), (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation, giving effect to any later obtained knowledge, information or belief of Parent and Merger Sub or Company); provided, however, that notwithstanding anything herein to the contrary, this Section 6.02(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had or will have a Parent Material Adverse Effect;

(b) Agreements and Covenants. Parent, Merger Sub and the Contributing Shareholders shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time;

(c) Contribution Agreement. Parent and the Contributing Shareholders shall have executed and delivered to the Company a true and complete copy of the Contribution Agreement and the Contribution Agreement shall be in full force and effect;

(d) Parent Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer, certifying that the conditions of Parent set forth in Sections 6.02(a), 6.02(b) and 6.02(f) have been satisfied;

(e) Merger Sub Officer’s Certificate. Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer, certifying that the conditions of Merger Sub set forth in Section 6.02(a) and 6.02(b) have been satisfied; and

(f) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.

Section 6.03 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to fulfillment or waiver by Parent and Merger Sub of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement or otherwise made in writing by it pursuant hereto or otherwise made in connection with the Merger shall be true and correct in all material respects(disregarding, for purposes of this Section 6.03(a) only, all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth in such representations and warranties), (i) as of the date of this Agreement to the extent such representations and warranties speak of such date, and (ii) at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, as of such earlier date) with the same force and effect as though made on and as of such date (including without limitation giving effect to any later obtained knowledge, information or belief of Company, Parent or Merger Sub); provided, however, that notwithstanding anything herein to the contrary, this Section 6.03(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had or will have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer , certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect;

(e) Performance of Obligations of Contributing Shareholders. Parent shall have received the Voting Agreement executed and delivered by each Contributing Shareholder of the Company, each of which shall remain in full force and effect. The Contributing Shareholders shall have performed in all material respects all obligations required to be performed by them under the Voting Agreement;

(f) Financing. Parent shall have obtained financing sufficient to fund the merger considerations (the “Financing”); and

(g) Dissent Rights. Holders of no more than five percent (5%) of the Shares shall have delivered written notice of an intent to demand payment of their Shares in accordance with Section 23-1-44 of the IBCL.

Section 6.04 Frustration of Closing Conditions. Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, 6.02, or 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach (or in the case of Parent and Merger Sub, a Contributing Shareholder’s breach) in any material respect of any provision of this Agreement or any agreement contemplated hereby or failure to use such Party’s reasonable best efforts (or in the case of Parent or Merger Sub, the failure to use reasonable best efforts by a Contributing Shareholder) to obtain the financing or to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.05.

ARTICLE VII

TERMINATION AND EXPENSES

Section 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the shareholders of the Company:

(a) By mutual written consent of Parent, Merger Sub and the Company, provided, in the case of the Company, that such termination has been approved by the Special Committee;

(b) by either Parent or the Company, provided that in the case of the Company, that such termination has been approved by the Special Committee, if:

(i) (A) the Effective Time shall not have occurred on or before 5:00 p.m. (Indianapolis, Indiana time) on May 31, 2011 (the “End Date”), and (B) the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date and, in the case of Parent and Merger Sub, the Contributing Shareholders shall not have breached in any material respect their obligations under this Agreement or the Voting Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(ii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) (and, in the case of Parent and Merger Sub, the Contributing Shareholders) shall have used such reasonable best efforts as may be required by Section 5.05 to prevent, oppose and remove such injunction; or

(iii) if the Merger Approval shall not have been obtained at the Company Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, the Company shall not have the right to terminate this Agreement under this Section 7.01(b)(iii) if the Company or any of its Representatives has failed to comply in any material respect with its obligations under Section 5.03.

(c) by the Company, provided that such termination has been approved by the Special Committee, if:

(i) Parent, Merger Sub or the Contributing Shareholders shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement or the Voting Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.01 or Section 6.02 and (B) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination, provided, further that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder; and

(ii) prior to the receipt of Merger Approval, (A) the Company has received a Superior Proposal, (B) the Special Committee determines in good faith that termination of this Agreement is necessary for the members of the Special Committee to comply with its fiduciary duties, and (C) the Special Committee has complied in all respects with the provisions of Section 5.02.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 to be satisfied and (B) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination, provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if (x) it, Merger Sub or a Contributing Shareholder is then in material breach of any representations, warranties, covenants or other agreements hereunder or (y) the exercise of control over the Company by Parent, Merger Sub, the Contributing Shareholders, or any of their respective Affiliates is the primary cause of the breach by the Company giving rise to Parent’s right to terminate the Agreement pursuant to this Section 7.01(d)(i) or the Company’s inability to cure its breach by the End Date; or

(ii) if, prior to receipt of the Merger Approval, the board of directors of the Company or any committee thereof (including the Special Committee) (A) effects, or publicly proposes to effect, a Change of Recommendation, or (B) fails to include in the Proxy Statement its Recommendation to the Company’s shareholders that they give the Merger Approval.

Section 7.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub, the Contributing Shareholders or their respective Subsidiaries or Affiliates, except with respect to any confidentiality agreement, Sections 7.02, 7.03, and 7.04 and Article VIII, which shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability or obligations with respect to any breach of this Agreement prior to such termination or for any willful and material breach hereof.

Section 7.03 Fees and Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement, the Merger and the other transactions contemplated hereby. For the avoidance of doubt, expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company. In the event that (a) this Agreement is terminated by the Company pursuant to Section 7.01(c)(i) or (b) if Parent requests that the Company submit this Agreement to the shareholders for vote after a Change of Recommendation and the Merger Approval is not obtained, then Parent shall promptly reimburse the Company for its expenses incurred in connection with this Agreement (including all expenses incurred with the printing, filing and mailing of the Proxy Statement and applicable SEC filing fees), attorneys’ fees and expenses and fees payable to financial advisors). In the event that (x) this Agreement is terminated by Parent pursuant to Section 7.01(d)(i) or Section 7.01(d)(ii), or (y) this Agreement is terminated by Company pursuant to Section 7.01(c)(ii), then the Company shall promptly reimburse Parent, Merger Sub for their expenses incurred in connection with this Agreement (including attorneys’ fees and expenses and fees payable to financial advisors).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time other than those covenants and agreements which by their expressed terms are to be performed after the Effective Time.

Section 8.02 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile or .PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

Section 8.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Indiana, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.04 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.05 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to Parent or Merger Sub, to:

Trucking Investment Co. Inc. 336
West US 30, Suite 201 Valparaiso,
Indiana 46385 Telecopy: (219)
476-1325 Attention: Michael E.
Kibler

with a copy to:

Troutman Sanders LLP 600
Peachtree Street, N.E. Atlanta,
Georgia 30308 Telecopy: (404)
962-6743 Attention: Brinkley
Dickerson

if to the Contributing Shareholders, to:

Harold Antonson Michael
Kibler 336 West US 30, Suite
201 Valparaiso, Indiana 46385
Telecopy: (219) 476-1300

with a copy to:

Troutman Sanders LLP 600
Peachtree Street, N.E.
Atlanta, Georgia 30308

Telecopy:   (404) 962-6743
Attention:   Brinkley Dickerson

if to the Company, to:

US 1 Industries, Inc. 336 West
US 30, Suite 201 Valparaiso,
Indiana 46385 Telecopy: (219)
476-1325 Attention: Michael E.
Kibler

with copies to:

Troutman Sanders LLP 600
Peachtree Street, N.E.
Atlanta, Georgia 30308
Telecopy:   (404) 962-6743
Attention:  Brinkley Dickerson

and to:
Bose McKinney & Evans LLP
111 Monument Circle
Indianapolis, Indiana 46204
Telecopy: (317) 223-0311
Attention: Jeffrey B. Bailey

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated and confirmed, personally delivered or mailed. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.06 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that each of the Parent and Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or any of its Affiliates, but no such assignment shall relieve the assigning Party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

Section 8.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 8.08 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Voting Agreement and the Contribution Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 8.09 Rights of Third Parties. Except for the provisions of Section 5.09 (of which the officers and directors of the Company and others referred to therein are third-party beneficiaries), and, from and after the Effective Time, Article II, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 8.10 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the Merger Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of Merger Approval, if any such amendment or waiver shall by applicable Law require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The Table of Contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13 Knowledge of Breach. No representation or warranty of the Company contained in this Agreement shall be deemed to be untrue if any facts or circumstances that constitute or give rise to the untruth of the representation or warranty were Known to Parent, Merger Sub and/or the Contributing Shareholders (in their capacities as directors and officers of the Company) at the time of the execution and delivery of this Agreement.

Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains customary limitations on the use and disclosure of non-public information concerning the Company; provided that such confidentiality agreement shall not prohibit compliance with Section 5.02.

(b) “Affiliates” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Business Day” shall mean any day other than a Saturday, Sunday or any day which the Company is closed for business or is a legal holiday under the laws of the Unites States or is a day on which banking institutions in the Unites States are authorized or obligated by Law or other governmental action to close.

(d) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of Company securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(e) “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (i) has, or would be reasonably expected to have, a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) prevents or materially delays or materially impairs the ability of the Company to consummate the Merger, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences (1) resulting from or relating to (A) the execution and delivery of this Agreement or the consummation of the transactions provided for hereby in accordance with the terms of this Agreement, (B) the announcement of this Agreement or the transactions contemplated hereby, (C) the taking of any actions contemplated or permitted by this Agreement, or resulting from or arising in connection with this Agreement, or the taking of any actions at the request of Parent, Merger Sub or the Contributing Shareholders, (D) any effect on the current or prospective employees, customers or suppliers of the Company or its Subsidiaries from the announcement or execution and delivery of this Agreement or the consummation of the transactions provided for hereby in accordance with the terms of this Agreement, or (E) any lawsuits related to (A), (B), (C) or (D) (provided that solely with respect to the representations and warranties in Sections 3.03(b) and 3.03(c), this clause (1) shall not apply); (2) resulting from a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) resulting from any limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions; (4) resulting from the commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or, in the case of any of the foregoing in this subsection (4) existing on the date of this Agreement, an acceleration or worsening thereof.; (5) generally affecting the economy or the financial, debt, credit or securities markets, in the United States; or (6) resulting from or relating to changes in the market price or trading volume of the Company’s securities or the failure of the Company to meet internal or public projections, forecasts or estimates (provided that the underlying causes of such changes or failures in this subsection (6) may be considered in determining whether there is a Company Material Adverse Effect unless otherwise provided in this definition).

(f) “Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

(g) “Enforceability Exemptions” means any exemption to the enforceability of any agreement under applicable of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

(h) “GAAP” means United States generally accepted accounting principles.

(i) “Governing Documents” means, with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the certificate of formation and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (vi) any amendment or supplement to any of the foregoing.

(j) “Governmental Authorization” means all licenses, permits (including construction permits), certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals and issued by or obtained from a Governmental Entity or pursuant to any Law, excluding authorization, approvals, or filings related to service marks, trademarks, patents or copyrights.

(k) “Governmental Entity” means any domestic, foreign, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing with competent jurisdiction.

(l) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(m) “Knowledge” or “Known” means:

(i) with respect to Parent, Merger Sub and/or the Contributing Shareholders, the actual knowledge after due inquiry of the following individuals: Michael E. Kibler and Harold E. Antonson; and

(ii) with respect to the Company, the actual knowledge after due inquiry of the following individuals: Michael E. Kibler and Harold E. Antonson.

(n) “Laws” and “Law” means any applicable federal, state, provincial, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

(o) “Lien” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, defect in title, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(p) “Order” means any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(q) “Parent Material Adverse Effect” means any fact, circumstance, event, change effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the Merger on a timely basis, or would reasonably be expected to do so, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Parent Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences (1) resulting from or relating to the execution and delivery of this Agreement or the consummation of the transactions provided for hereby in accordance with the terms of this Agreement or the announcement thereof, including any lawsuit related thereto (provided that solely with respect to the representations and warranties in Sections 4.02(b) and 4.02(c), this clause (1) shall not apply); (2) resulting from any acts of terrorism within or outside the United States or war in which the United States is involved; (3) generally affecting the economy or the financial, debt, credit or securities markets, in the United States; or (4) resulting from or relating to changes in the market price or trading volume of Parent’s securities or the failure of Parent to meet internal or public projections, forecasts or estimates (provided that the underlying causes of such changes or failures may be considered in determining whether there is a Parent Material Adverse Effect unless otherwise provided in this definition).

(r) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

(s) “Real Property” means all land, buildings, improvements, fixtures and other real property owned by the Company and its Subsidiaries, and all leaseholds and other interest of the Company or its Subsidiaries in real property and the buildings and improvements thereon, including, without limitation, easements, variances, air rights, and the like, and all security deposits with respect to the foregoing.

(t) “Shares” means shares of Company Common Stock.

(u) “Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities (or other voting interests or, if there are no voting interests, equity interests) are directly or indirectly owned by such Person, or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

(v) “Superior Proposal” means a bona fide written Company Acquisition Proposal, which the board of directors of the Company, acting upon the recommendation of the Special Committee (after consultation by the Special Committee with its financial advisor and outside counsel), concludes in good faith would result in a transaction that is more favorable from a financial point of view to shareholders of the Company, other than the Contributing Shareholders, (in their capacities as shareholders) than the transactions contemplated hereby (i) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (ii) after taking into account all legal, financial, regulatory or other aspects of such proposal that the board of directors of the Company (acting through the Special Committee) deems relevant; provided that for the purposes of the definition of “Superior Proposal,” the term Company Acquisition Proposal shall only be deemed to refer to a transaction involving voting securities of the Company representing thirty-five percent (35%) or more of the voting power represented by all outstanding securities of the Company or representing fifty-percent (50)% or more of the total consolidated assets of the Company and its Subsidiaries.

[Signature page on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

TRUCKING INVESTMENT CO. INC

By:	/s/Harold E. Antonson
Name: Harold E. Antonson
Title: Chief Financial Officer

US 1 MERGER CORP.

By:	/s/Harold E. Antonson
Name: Harold E. Antonson
Title: Chief Financial Officer

US 1 INDUSTRIES, INC.

By:	/s/Michael E. Kibler
Name: Michael E. Kibler
Title: President and Chief Executive Officer

CONTRIBUTING SHAREHOLDERS:

By:	/s/ Harold E. Antonson
Harold E. Antonson

By:	/s/ Michael E. Kibler
Michael E. Kibler

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”), dated as of February 18, 2011, is entered into by and between Trucking Investment Co. Inc., an Indiana corporation (“TIC”), Harold E. Antonson (“Antonson”) and Michael E. Kibler (“Kibler,” and, together with Antonson, the “Shareholders” and, each individually a “Shareholder”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement, as defined below.

WITNESSETH:

WHEREAS, TIC, US 1 Merger Corp., an Indiana corporation and wholly-owned subsidiary of TIC (“Merger Sub”), US 1 Industries, Inc., an Indiana corporation (the “Company”), Antonson and Kibler, propose to enter into that certain Agreement and Plan of Merger, a draft of which has been submitted to the Shareholders for review (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of TIC (the “Merger”); and

WHEREAS, the Merger Agreement contemplates that prior to the execution of the Merger Agreement certain shareholders of the Company will enter into an agreement with TIC with respect to the voting of the shares of the Company stock owned by such shareholders; and

WHEREAS, each Shareholder owns the shares of common stock, no par value per share, of the Company set forth beside such Shareholder’s name as reflected on Exhibit A attached hereto (the “Shares”).

NOW, THEREFORE, in consideration of the premises, mutual agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Agreement to Vote.

(a) Each Shareholder hereby agrees to attend, either in person or by proxy, any and all meetings of the shareholders of the Company (including any adjournments or postponements thereof) at which the Merger Agreement or any matters related thereto will be voted upon, and to vote (or cause to be voted) all Shares and any other voting securities of the Company that such Shareholders directly or indirectly owns or has the right to vote or direct the voting of (including any such securities acquired hereafter but excluding any Shares or other securities such Shareholder has the right to acquire but has not acquired at the time of such vote) (collectively, the “Covered Shares”) for approval and adoption of the Merger Agreement, any and all transactions contemplated by the Merger Agreement, and any related action required in furtherance thereof. Alternatively, each Shareholder hereby agrees that, from the date hereof until the Termination Date (as defined below), such Shareholder shall, from time to time, whenever requested to do so by TIC or the Company, timely execute and deliver (or cause to be timely executed and delivered) a written consent complying with the requirements of the applicable provisions of the Indiana Business Corporation Law, and otherwise in form and substance reasonably satisfactory to the requesting party, with respect to any Covered Shares in favor of the approval and adoption of the Merger Agreement, any and all transactions contemplated by the Merger Agreement, and any related action required in furtherance thereof. For purposes of this Agreement, “Termination Date” shall mean the first to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Closing Date. The Shareholders shall not revoke or withdraw a proxy or written consent given pursuant to this Section 1(a) unless the Termination Date has passed and the Merger has not been consummated.

(b) To the extent inconsistent with the foregoing provisions of this Section 1 or the other provisions of this Agreement, each Shareholder hereby revokes any and all previous proxies with respect to such Shareholder’s Covered Shares.

(c) In furtherance of the purposes and subject to the terms of this Agreement, each Shareholder hereby appoints TIC as its proxy to vote all of such Shareholder’s Covered Shares at any meeting of the shareholders of the Company (including any adjournments and postponements thereof) and to execute and deliver any written consents in order to fulfill the obligations of such Shareholder under this Agreement. This proxy is coupled with an interest and is irrevocable until the Termination Date. This proxy will terminate on the Termination Date.

(d) Nothing contained in this Agreement shall restrict, limit or prohibit any individuals who may represent a Shareholder on the Company’s Board of Directors from exercising (in his or her capacity as a director or officer) his or her fiduciary duties to the shareholders of the Company under applicable law, provided that nothing in this Section 1(d) shall relieve or be deemed to relieve any Shareholder from their obligations under this Agreement.

Section 2. Disposition of Shares. From and after the execution hereof until the Termination Date, each Shareholder hereby agrees that such Shareholder will not directly or indirectly sell, pledge, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of or relinquish its right to vote (collectively, “Transfer”), or agree, enter into an understanding, or contract to Transfer, any Covered Shares (or any interest therein) with respect to which such Shareholder directly or indirectly controls the right to Transfer.

Section 3. Miscellaneous.

(a) All parties hereto hereby acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto will be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled under this Agreement, at law, in equity or otherwise.

(b) No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(c) This Agreement (including Exhibit A hereto, which is hereby incorporated by reference) constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by both of the parties hereto.

(d) If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties hereto that they would have executed the remaining provisions without including any that may be declared unenforceable.

(e) Section headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. Any references to specific Sections shall be references to Sections of this Agreement unless expressly stated otherwise.

(f) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement, and any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original.

(g) All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (iv) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the address of such party as set forth beneath such party’s signature hereto, or at such other address as a party may designate by 10 days’ advance written notice to the other party hereto pursuant to the provisions of this Section 3(g).

(h) This Agreement shall bind the successors and assigns of both parties hereto, and shall inure to the benefit of any successor or assign of any of either party hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

(i) The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Indiana.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as of the date first referred to above.

“TIC”

TRUCKING INVESTMENT CO. INC.

By: _______ Its:

“Shareholder”

HAROLD E. ANTONSON

Harold E. Antonson

“Shareholder”

MICHAEL E. KIBLER

Michael E. Kibler

Exhibit A

Shareholder Shares

Harold E. Antonson – ___________

Michael E. Kibler – ___________

EXHIBIT B

FORM OF CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of February 18, 2011, by and among Trucking Investment Co. Inc., an Indiana corporation (“TIC”), Harold E. Antonson (“Antonson”) and Michael E. Kibler (“Kibler,” and together with Antonson, the “Contributing Shareholders”).

WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger, dated as of February 18, 2011 (the “Merger Agreement”), by and among TIC, US 1 Industries, Inc., an Indiana corporation (the “Company”), US 1 Merger Corp., an Indiana corporation and wholly-owned subsidiary of TIC, and the Contributing Shareholders;

WHEREAS, Antonson owns ___________ of the issued and outstanding shares of the common stock, no par value per share, of the Company (the “Antonson Shares”);

WHEREAS, Kibler owns ___________ of the issued and outstanding shares of the common stock, no par value per share, of the Company (the “Kibler Shares”);

WHEREAS, in accordance with the terms of the Merger Agreement, Antonson desires to convey, assign and deliver to TIC, as a contribution to the capital of TIC, and TIC desires to accept and receive from Antonson, all of Antonson’s right, title and interest in and to the Antonson Shares; and

WHEREAS, in accordance with the terms of the Merger Agreement, Kibler desires to convey, assign and deliver to TIC, as a contribution to the capital of TIC, and TIC desires to accept and receive from Kibler, all of Kibler’s right, title and interest in and to the Kibler Shares.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1. Contribution and Acceptance. In accordance with the terms and subject to the conditions set forth in this Agreement:

(a) Antonson hereby conveys, assigns and delivers to TIC, its successors and assigns, as a contribution to the capital of TIC, and TIC hereby accepts and receives from Antonson, all of Antonson’s right, title and interest in and to the Antonson Shares; and
(b) Kibler hereby conveys, assigns and delivers to TIC, its successors and assigns, as a contribution to the capital of TIC, and TIC hereby accepts and receives from Kibler, all of Kibler’s right, title and interest in and to the Kibler Shares.

The parties hereto hereby acknowledge and agree that no issuance of stock or other consideration is necessary or has been given to reflect the additional value being contributed to Merger Sub hereunder.

2. Effective Time. The effective time of this Agreement (the “Effective Time”) shall be immediately prior to the effective time of the Merger Agreement.

3. Further Assurances. In order to more fully effectuate the transactions contemplated by this Agreement, each of the parties hereto hereby agrees to, from time to time and at all times hereafter and upon every reasonable request to do so by any other party hereto, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, assurances, deeds, contracts, agreements, instruments and things as may be legally required or reasonably necessary in order to further implement and carry out the intent and purposes of this Agreement (including, without limitation, the delivery to TIC of certificates evidencing the Antonson Shares and the Kibler Shares duly endorsed or accompanied by duly executed stock powers).

4. Representations.

(a) Antonson hereby represents and warrants to TIC that (i) his execution, delivery and performance of this Agreement shall not violate or result in any default under any instrument, agreement, judgment, decree, order, law, statute, rule or governmental regulation to which he is a party or is subject; (ii) his execution, delivery and performance of this Agreement has been duly authorized by all necessary action on his part; and (iii) as of immediately prior to the Effective Time, he is the valid owner of the Antonson Shares and has the lawful right to contribute the same as set forth herein.

(b) Kibler hereby represents and warrants to TIC that (i) his execution, delivery and performance of this Agreement shall not violate or result in any default under any instrument, agreement, judgment, decree, order, law, statute, rule or governmental regulation to which he is a party or is subject; (ii) his execution, delivery and performance of this Agreement has been duly authorized by all necessary action on his part; and (iii) as of immediately prior to the Effective Time, he is the valid owner of the Kibler Shares and has the lawful right to contribute the same as set forth herein.

(c) TIC hereby represents and warrants to each of Antonson and Kibler that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana; (ii) its execution, delivery and performance of this Agreement shall not violate or result in any default under any instrument, agreement, judgment, decree, order, law, statute, rule or governmental regulation to which it is a party or is subject; and (iii) its execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on its part.

5. Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this

Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to principles of conflicts of law thereof.

7. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon any party other than the parties hereto. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has caused its duly authorized representative to execute this Agreement as of the Effective Time.

HAROLD E. ANTONSON

Harold E. Antonson

MICHAEL E. KIBLER

Michael E. Kibler

TRUCKING INVESTMENT CO. INC.

By:
Name: Its: